Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation to Acquire Strategos, Inc.

A Leading Strategic Innovation Consulting Firm

Tampa, FL & Chicago, IL — (BUSINESS WIRE) — February 28, 2008 — UTEK Corporation (AMEX and LSE-AIM: UTK), an Open Innovation services company, has agreed to acquire Strategos, Inc., a leading innovation and strategy consulting firm providing services primarily to Fortune 500 companies.

Founded in 1995, Strategos has offices in Chicago, Lisbon and London. Over the past 13 years, Strategos became a leader in providing strategic growth advisory services, helping its clients outperform their industry peers by building and deploying a sustaining capability to innovate more effectively and efficiently at scale.

Since inception, Strategos has performed services for 25 out of the 30 companies included in the DJIA (Dow Jones Industrial Average). More information on Strategos can be found on its website at www.strategos.com.

Strategos is being acquired for a maximum consideration of 1,248,960 shares of UTEK Corporation unregistered common stock. Strategos shareholders will receive one third of the shares (416,320) upon closing; the remaining 832,640 UTEK shares will be held in escrow and paid in two installments 12 and 24 months after closing. Receipt of the escrow shares will be dependent on the achievement of revenue milestones for 2008 and 2009. The purchase agreement will restrict sales of the unregistered shares for at least 12 months following closing of the transaction, with the remaining shares eligible to be sold pursuant to Rule 144 under the Securities Act of 1933. The transaction is expected to close in March 2008 subject to certain conditions and approvals. For the year ended December 31, 2007, Strategos reported unaudited revenues of approximately $10.8 million and a net loss of $375,000 with net assets of $840,000, including $1.3 million in cash.

Peter Skarzynski, Chief Executive Officer of Strategos stated, “We believe this acquisition will allow the enlarged group to better service clients through our strategic innovation consulting and UTEK’s Open Innovation services. We are excited about the growth prospects of the combined business, with more than 85 professionals in the United States and Europe now dedicated to helping companies become stronger, more efficient innovators.”

“We believe that the acquisition of Strategos and its strategic innovation services capability represents a significant step forward in developing our strategy of becoming the leading global provider of Open Innovation services. The enlarged business will now be able to offer on a ‘turn key’ basis, a full range of Open Innovation services for companies seeking to accelerate growth and reduce costs through either acquiring externally developed technologies or through out-licensing of their own intellectual property.” said Clifford M. Gross, Ph.D., UTEK’s Chief Executive Officer.

About UTEK Corporation

UTEK® is a leading Open Innovation service company. UTEK’s services enable clients to become stronger innovators, source externally developed technologies and create value from their intellectual property. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

About Strategos, Inc.

Strategos is a leading innovation and strategy consulting firm. Founded in 1995 by a small group of experienced consultants and industry veterans, including management strategist Gary Hamel, the firm focuses on helping clients achieve and sustain industry leadership, develop innovative growth strategies, identify and bring to market new growth opportunities, and build a culture of innovation into their organization.

Strategos’ practice combines the rigorous analysis of a strategy boutique, the commitment to learning of an executive development shop, and the creativity of an innovation specialist to help clients innovate and grow. Strategos helps companies bring innovation to their core business and organization.

Strategos has offices in Chicago, London and Lisbon. More information can be found on its website at www.strategos.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized and realized gains and losses of companies in its portfolio, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:

UTEK Corporation

USA:

Tania Bernier

813-754-4330 x 223

UK:

Bankside Consultants

Steve Liebmann or Simon Bloomfield

+ 44 (0) 20-7367-8883